Exhibit 5.1

ATTORNEYS AT LAW One Independent Drive, Suite 1300 Jacksonville, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX www.foley.com

April 1, 2021

Processa Pharmaceuticals, Inc.

7380 Coca Cola Drive, Suite 106,

Hanover, Maryland 21076

Ladies and Gentlemen:

We have acted as securities counsel for Processa Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”), filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering by the selling stockholders identified in the Registration Statement of up to 1,321,132 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

As counsel to the Company, we have examined the Certificate of Incorporation of the Company, as amended, the amended and restated Bylaws of the Company, and such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and (ii) all Shares will be sold in compliance with applicable securities laws and in the manner stated in the Registration Statement;.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of Delaware and federal laws of the United States of America to the extent referred to specifically herein, in each case as are, in our professional judgment, applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. This opinion letter is rendered as of the date hereof, and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter or the opinion expressed herein, if, after the date of this opinion letter, facts and/or circumstances come to our attention, and/or changes in the law occur, which could affect such opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP

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